                         PLEDGE AND SECURITY AGREEMENT

      THIS PLEDGE AGREEMENT (this "Agreement") is made and entered into as of January 3, 1997 by WG APPAREL, INC., a Delaware corporation and a wholly owned Subsidiary of Willcox & Gibbs, Inc. (the "Pledgor"), having its principal office at 900 Milik Street, Carteret, New Jersey 07008, in favor of IBJ SCHRODER BANK & TRUST COMPANY, having an office at One State Street, New York, New York 10004, as collateral agent (the "Collateral Agent") for the holders (the "Holders") of the Notes (as defined below). Capitalized terms used and not defined herein shall have the meanings given to such terms in the Indenture referred to below.

                             W I T N E S S E T H :

      WHEREAS, the Pledgor is the legal and beneficial owner of all of the issued and outstanding shares of capital stock set forth on Schedule I hereto (the "Pledged Shares") of Willcox & Gibbs, Ltd. (the "Issuer"); and

      WHEREAS, Willcox & Gibbs, Inc. (the "Company") and IBJ Schroder Bank & Trust Company, as trustee, have entered into that certain Indenture dated as of January 3, 1997 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Company issued $85,000,000 in aggregate principal amount of 12 1/4% Series A Senior Notes Due 2003 (together with any Exchange Securities and Private Exchange Securities and any notes issued in replacement thereof or in exchange or substitution therefor, the "Notes"); and

      WHEREAS, the terms of the Indenture require that Pledgor (i) pledge to the Collateral Agent for the ratable benefit of the Holders and grant to the Collateral Agent for the ratable benefit of the Holders a security interest in the Pledged Collateral (as defined herein) and (ii) execute and deliver this Agreement in order to secure the payment and performance by the Company of all of the obligations of the Company under the Indenture and the Notes (the "Obligations").

                                  AGREEMENT

      NOW, THEREFORE, in consideration of the premises, and in order to induce the Holders to purchase the Notes, the Pledgor hereby agrees with the Collateral Agent for its benefit and the ratable benefit of the Holders as follows:

      SECTION 1. Pledge. The Pledgor hereby pledges to the Collateral Agent for its benefit and for the ratable benefit of the Holders and grants to the Collateral Agent for its benefit and ratable benefit of the Holders a continuing first priority security interest in all of Pledgor's right, title and interest in the following (the "Pledged Collateral"):

      (a) the Pledged Shares and the certificates representing the Pledged Shares, and all products and proceeds of any of the Pledged Shares, including, without limitation, all dividends, cash, options, warrants, rights, instruments, subscriptions and other property or proceeds from time to time received, receivable or otherwise distributed to Pledgor in respect of or in exchange for any or all of the Pledged Shares or any of the foregoing; and

      (b) an undivided sixty-six percent (66%) interest in all additional shares of, and all securities convertible into and all warrants, options or other rights to purchase, Capital Stock of, or other Equity Interests (as defined below) in, the Issuer from time to time acquired by the Pledgor in any manner, and the certificates representing such additional shares and Equity Interests (any such additional shares and Equity Interests and other items shall constitute part of the Pledged Shares under and as defined in this Agreement); and

      (c) all products and proceeds of any of the foregoing, including, without limitation, all dividends, cash, options, warrants, rights, instruments, subscriptions, and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

      For purposes of this Agreement, "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

      SECTION 2. Security for Obligations. This Agreement secures the prompt and complete payment and performance when due (whether at Stated Maturity, by acceleration or otherwise) of all Obligations of the Pledgor hereunder, under the Indenture and the Notes (including, without limitation, interest and any other Obligations accruing after the date of any filing by the Pledgor of any petition in bankruptcy or the commencement of any bankruptcy, insolvency or similar proceeding with respect to the Pledgor).

      SECTION 3. Delivery of Pledged Collateral. The Pledgor hereby agrees that all certificates or instruments representing or evidencing the Pledged Collateral shall be immediately delivered to and held at all times by the Collateral Agent pursuant hereto in the State of New York and shall be in suitable form for transfer by delivery, or issued in the name of the Pledgor and accompanied by instruments of transfer or assignment duly executed in blank and undated, and in either case having attached thereto all requisite federal or state stock transfer tax stamps, all in form and substance satisfactory to the Collateral Agent.

      SECTION 4. Representations and Warranties. The Pledgor hereby makes all representations and warranties applicable to the Pledgor contained in the Indenture. The Pledgor further represents and warrants that:

      (a) The execution, delivery and performance by the Pledgor of this Agreement are within the Pledgor's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Pledgor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Pledgor, or result in the creation or imposition of any Lien on any assets of the Pledgor, other than the Lien contemplated hereby.

      (b) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

      (c) The Pledged Shares constitute 66% of the authorized, issued and outstanding Equity Interests of the Issuer and constitute 66% of the shares of Equity Interests of the Issuer beneficially owned by the Pledgor. The Pledgor owns the remaining 34% of the Equity Interests of the Issuer (the "Unencumbered Shares") free and clear of any Lien or claims of any Person.

      (d) The Pledgor is the legal, record and beneficial owner of the Pledged Collateral, free and clear of any Lien or claims of any Person except for the security interest created by this Agreement.

      (e) The Pledgor has full power and authority to enter into this Agreement and has the right to vote, pledge and grant a security interest in the Pledged Collateral as provided by this Agreement.

      (f) This Agreement has been duly executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law.

      (g) Upon the delivery to the Collateral Agent of the Pledged Collateral and the filing of Uniform Commercial Code (the "UCC") financing statements, the pledge of the Pledged Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Obligations for the benefit of the Collateral Agent and the Holders and enforceable as such against all creditors of the Pledgor and any Persons purporting to purchase any of the Pledged Collateral from the Pledgor.

      (h) No consent of any other Person and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities).

      (i) No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the best knowledge of the Pledgor, threatened by or against the Pledgor or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby.

      (j) The pledge of the Pledged Collateral pursuant to this Agreement is not prohibited by any law or governmental regulation, release, interpretation or opinion of the Board of Governors of the Federal Reserve System or other regulatory agency (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) which is binding upon the Pledgor.

      (k) All information set forth herein relating to the Pledged Collateral is accurate and complete in all material respects.

      SECTION 5. Further Assurance. The Pledgor will at all times cause the security interests granted pursuant to this Agreement to constitute valid perfected first priority security interests in the Pledged Collateral (other than with respect to Permitted Liens), enforceable as such against all creditors of the Pledgor and (except as otherwise specifically provided herein) any Persons purporting to purchase any Pledged Collateral from the Pledgor. The Pledgor will, promptly upon the reasonable request by the Collateral Agent, execute and deliver or cause to be executed and delivered, or use its best efforts to procure, all stock powers, proxies, tax stamps, assignments, instruments and other documents, all in form and substance reasonably satisfactory to the Collateral Agent, deliver any instruments to the Collateral Agent and take any other actions that are reasonably necessary or desirable to perfect, continue the perfection of, or protect the first priority of the Collateral Agent's security interest in, the Pledged Collateral, to protect the Pledged Collateral against the rights, claims, or interests of third persons, to enable the Collateral Agent to exercise or enforce its rights and remedies hereunder, or otherwise to effect the purposes of this Agreement. The Pledgor also hereby authorized the Collateral Agent to file any financing or continuation statements with respect to the Pledged Collateral without the signature of the Pledgor to the extent permitted by applicable law. The Pledgor will pay all costs incurred in connection with any of the foregoing.

      SECTION 6. Voting Rights; Dividends; Etc.

      (a) So long as no Event of Default (as defined in the Indenture) shall have occurred and be continuing, the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Indenture; provided, however, that the Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof or be inconsistent with or violate any provisions of this Agreement or the Indenture.

      (b) So long as no Event of Default (as defined in the Indenture) shall have occurred and be continuing, and subject to the other terms and conditions of the Indenture, the Pledgor shall be entitled to receive, and to utilize (subject to the provisions of the Indenture) free and clear of the Lien of this Agreement, all regular and ordinary cash dividends paid from time to time in respect of the Pledged Shares.

      (c) Any and all (i) dividends, other distributions, interest and principal payments paid or payable in the form of instruments and/or other property (other than cash dividends permitted under Section 6(b) hereof) received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,
(ii) dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (iii) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Collateral, shall in each case be forthwith delivered to the Collateral Agent to be held as Pledged Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Collateral Agent for the benefit of the Holders, be segregated from the other property and funds of the Pledgor and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsements).

      (d) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies, dividend and interest payment orders and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled pursuant to Section 6(a) and 6(b) above.

      (e) Upon the occurrence and during the continuance of an Event of Default (as defined in the Indenture), (i) all rights of the Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6(a) shall cease, and all such rights shall, at the option of the Collateral Agent, thereupon become vested in the Collateral Agent, which, to the extent permitted by law, shall thereupon have the sole right to exercise such voting and other consensual rights, and (ii) all dividends and other distributions payable in respect of the Pledged Collateral shall be paid to the Collateral Agent and the Pledgor's right to receive such cash payments pursuant to Section 6(b) hereof shall immediately cease.

      (f) Upon the occurrence and during the continuance of an Event of Default (as defined in the Indenture), the Pledgor shall execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend and interest payment orders and other instruments as the Collateral Agent may reasonably request for the purpose of enabling the Collateral Agent to exercise the voting and other rights that it is entitled to exercise pursuant to Section 6(e) above.

      (g) All dividends and other distributions that are received by the Pledgor contrary to the provisions of this Section 6 shall be received in trust for the benefit of the Collateral Agent, the Holders, shall be segregated from the other property or funds of the Pledgor and shall be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsements).

      SECTION 7. Covenants. The Pledgor hereby covenants and agrees with the Collateral Agent and the Holders that it will (i) comply with all of the obligations, requirements and restrictions applicable to the Pledgor contained in the Indenture and (ii) if the Trustee and the Collateral Agent shall not be the same Person, notify the Collateral Agent of the occurrence of an Event of Default. The Pledgor further covenants and agrees, from and after the date of this Agreement and until the Obligations have been paid in full, as follows:

      (a) The Pledgor agrees that it will not (i) sell, assign, transfer, convey or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral or Unencumbered Shares without the prior written consent of the Collateral Agent and the Holders, (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral or Unencumbered Shares, except for the security interest granted under this Agreement and Permitted Liens, and at all times will be the sole beneficial owner of the Pledged Collateral and the Unencumbered Shares, (iii) enter into any agreement or understanding that purports to or that restricts or inhibits the Collateral Agent's rights or remedies hereunder, including, without limitation, the Collateral Agent's right to sell or otherwise dispose of the Pledged Collateral,
(iv) take any action, or permit the taking of any action by the Issuer, with respect to the Pledged Collateral, the taking of which would result in a material impairment of the economic value of the Pledged Collateral as collateral or a violation of the Indenture or this Agreement, (v) permit the Issuer to merge or consolidate with or into another person or entity other than the Pledgor or sell or transfer all or substantially all of its assets to another person or entity other than the Pledgor, unless (x) Pledgor shall have delivered to the Collateral Agent an Opinion of Counsel substantially in the form of Exhibit A hereto and a certificate executed by the President and Chief Financial Officer of Pledgor substantially in the form of Exhibit B hereto, (y) an undivided sixty-six percent (66%) interest in all outstanding Capital Stock of the surviving entity in such merger or consolidation or of the entity to whom such sale or transfer was made and (z) the Pledgor shall otherwise have complied with the Indenture, or (vi) fail to pay or discharge any tax, assessment or levy of any nature not later than the date of any proposed sale under any judgment, writ or warrant of attachment with regard to the Pledged Collateral.

      (b) The Pledgor agrees that immediately upon becoming the beneficial owner of any additional shares of Capital Stock, notes, other securities or Equity Interests of the Issuer or of any other subsidiary of the Pledgor or the Issuer that is not a Subsidiary Guarantor, including as a result of the merger or consolidation of the Issuer with or into another entity, it will pledge and deliver to the Collateral Agent for its benefit and the ratable benefit of the Holders and grant to the Collateral Agent for its benefit and the ratable benefit of the Holders, a continuing first priority security interest in an undivided sixty-six percent (66%) interest in such shares, notes, other securities or Equity Interests (as well as instruments of transfer or assignment duly executed in blank and undated together with any necessary stock transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent).

      SECTION 8. Power of Attorney. In addition to all of the powers granted to the Collateral Agent pursuant to Section 14.4 of the Indenture, the Pledgor hereby appoints and constitutes the Collateral Agent as the Pledgor's attorney-in-fact to exercise all of the following powers upon and at any time after the occurrence and during the continuance of an Event of Default (as defined in the Indenture): (i) collection of proceeds of any Pledged Collateral;
(ii) conveyance of any item of Pledged Collateral to any purchaser thereof;
(iii) giving of any notices or recording of any Liens under Section 5 hereof;
(iv) making of any payments or taking any acts under Section 9 hereof; and (v) paying or discharging taxes or Liens levied or placed upon or threatened against the Pledged Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, and such payments made by the Collateral Agent to become the obligations of the Pledgor to the Collateral Agent, due and payable immediately without demand. The Collateral Agent's authority hereunder shall include, without limitation, the authority to endorse and negotiate, for the Collateral Agent's own account, any checks or instruments in the name of the Pledgor, execute and give receipt for any certificate of ownership or any document, transfer title to any item of Pledged Collateral, sign the Pledgor's name on all financing statements or any other documents deemed necessary or appropriate to preserve, protect or perfect the security interest in the Pledged Collateral and to file the same, prepare, file and sign the Pledgor's name on any notice of Lien, and prepare, file and sign the Pledgor's name on a proof of claim in bankruptcy or similar document against any customer of the Pledgor, and to take any other actions arising from or incident to the powers granted to the Collateral Agent in this Agreement. This power of attorney is coupled with an interest and is irrevocable by the Pledgor.

      SECTION 9. Collateral Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 14 hereof.

      SECTION 10. No Assumption of Duties; Reasonable Care. The rights and powers granted to the Collateral Agent hereunder are being granted in order to preserve and protect the security interest in and to the Pledged Collateral granted hereby and shall not be interpreted to, and shall not, impose any duties on the Collateral Agent in connection therewith. The Collateral

Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

      SECTION 11. Subsequent Changes Affecting Collateral. The Pledgor represents to the Collateral Agent and the Holders that the Pledgor has made its own arrangements for keeping informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of dividends, payments of interest and/or principal, reorganization or other exchanges, tender offers and voting rights), and the Pledgor agrees that the Collateral Agent and the Holders shall have no responsibility or liability for informing the Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto. The Pledgor covenants that it will not, without the prior written consent of the Collateral Agent and the Holders, vote to enable, or take any other action to permit, the Issuer to issue any Capital Stock or other Equity Interest or to sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interests granted under this Agreement. The Pledgor will defend the right, title and interest of the Collateral Agent and the Holders in and to the Pledged Collateral against the claims and demands of all Persons.

      SECTION 12.  Remedies Upon Default.

      (a) If any Event of Default (as defined in the Indenture) shall have occurred and be continuing, the Collateral Agent and the Holders shall have, in addition to all other rights given by law or by this Agreement or the Indenture, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC as in effect in the State of New York at that time. The Collateral Agent may, without notice and at its option, transfer or register, and the Pledgor shall register or cause to be registered upon request therefor by the Collateral Agent, the Pledged Collateral or any part thereof on the books of the Issuer into the name of the Collateral Agent or the Collateral Agent's nominee(s), with or without any indication that such Pledged Collateral is subject to the security interest hereunder. In addition, with respect to any Pledged Collateral that shall then be in or shall thereafter come into the possession or custody of the Collateral Agent, the Collateral Agent may sell or cause the same to be sold at any broker's board or at public or private sale, in one or more sales or lots, at such price or prices as the Collateral Agent may deem best, for cash or on credit or for future delivery, without assumption of any credit risk. The purchaser of any or all Pledged Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever. Unless any of the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, the Collateral Agent will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to the Pledgor as provided below in
Section 18.1, at least ten days before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by law, waived. The Collateral Agent or any Holder may, in its own name or in the name of a designee or nominee, buy any of the Pledged Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys' fees and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Pledged Collateral.

      (b) The Pledgor agrees to cause the Issuer to cooperate with and assist the Collateral Agent to comply with the provisions of the securities or "Blue Sky" laws, if applicable, of any jurisdiction that the Trustee shall designate for the sale of the Pledged Shares.

      (c) In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after the occurrence of and during the continuance of an Event of Default (as defined in the Indenture), Pledgor agrees that upon the occurrence or existence of any such Event of Default, the Collateral Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement, restricting the prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Collateral Agent may solicit offers to buy the Pledged Collateral, or any part of it, for cash, from a limited number of investors who might be interested in purchasing the Pledged Collateral. The Pledgor acknowledges and agrees that any such private sale may result in prices and terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Issuer of such securities to register them for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer agrees to do so.

      (d) The Pledgor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral pursuant to this Section 12 valid and binding and in compliance with any and all other applicable requirements of law. The Pledgor further agrees that a breach of any of the covenants contained in this Section 12 will cause irreparable injury to the Collateral Agent and the Holders that the Collateral Agent and the Holders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 12 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Default or Event of Default has occurred.

      SECTION 13. Irrevocable Authorization and Instruction of the Issuer. The Pledgor hereby authorizes and instructs the Issuer to comply with any instruction received by the Issuer from the Collateral Agent that (i) states that an Event of Default has occurred under the Indenture and (ii) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that the Issuer shall be fully protected in so complying.

      SECTION 14. Fees and Expenses. The Pledgor will upon demand pay to the Collateral Agent the amount of any and all reasonable fees and expenses (including, without limitation, the reasonable fees and disbursements of its counsel, of any investment banking firm, business broker or other selling agent and of any other experts and agents retained by the Collateral Agent) that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent and the Holders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

      SECTION 15. Security Interest Absolute. All rights of the Collateral Agent and the Holders and the security interests created hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

      (a) any lack of validity or enforceability of the Indenture or any Note or any other agreement or instrument relating thereto;

      (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture;

      (c) any exchange, surrender, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations; or

      (d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Obligations or of this Agreement.

      SECTION 16. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default (as defined in the Indenture), the proceeds of any sale of, or other realization upon, all or any part of the Pledged Collateral and any cash held shall be applied by the Collateral Agent in the following order of priorities:

      first, to payment of the expenses of such sale or other realization, including reasonable compensation to agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other unreimbursed fees and expenses for which the Collateral Agent is to be reimbursed pursuant to Section 14 hereof;

      second, to the ratable payment (based on the principal amount of Notes deemed by the Indenture to be outstanding at the time of distribution) of accrued but unpaid interest on such outstanding Notes;

      third, to the ratable payment (based on the principal amount of Notes deemed by the Indenture to be outstanding at the time of distribution) of unpaid principal of such outstanding Notes;

      fourth, to the ratable payment (based on the principal amount of Notes deemed by the Indenture to be outstanding at the time of distribution) of all other Obligations, until all Obligations shall have been paid in full; and

      finally, to payment to the Pledgor or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

      SECTION 17. Uncertificated Securities. Notwithstanding anything to the contrary contained herein, if any Pledged Shares (whether now owned or hereafter acquired) are uncertificated Pledged Shares, the Pledgor shall promptly notify the Collateral Agent, and shall promptly take all actions reasonably required to perfect the security interest of the Collateral Agent under applicable law (including, in any event, under Sections 8-313 and 8-321 of the New York UCC). The Pledgor further agrees to take such actions as the Collateral Agent deems reasonably necessary or desirable to effect the foregoing and to permit the Collateral Agent to exercise any of its rights and remedies hereunder, and agrees to provide an Opinion of Counsel satisfactory to the Collateral Agent with respect to any such pledge of uncertificated Pledged Shares promptly upon request of the Collateral Agent.

      SECTION 18.  Miscellaneous Provisions.

      Section 18.1 Notices. All notices, approvals, consents or other communications required or desired to be given hereunder shall be in the form and manner as set forth in Section 15.4 or 15.5 of the Indenture, and if to any Holder delivered to the addresses set forth in such Section and if to the Pledgor:

      c/o Willcox & Gibbs, Inc.
      900 Milik Street
      Carteret, New Jersey 07008
      Attn:  Chief Executive Officer
      Telephone: 908.541.6255
      Telecopier: 908.541.6249

      if to the Collateral Agent:

      IBJ Schroder Bank & Trust Company
      One State Street
      New York, New York 10004
      Attn: Corporate Trust Administration
      Telephone: 212.858.2000
      Telecopier: 212.858.2952

      Section 18.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Pledgor to the Collateral Agent to take any action or omit to take any action under this Agreement, the Pledgor shall deliver to the Collateral Agent an Officers' Certificate and/or an Opinion of Counsel in accordance with the requirements of Section 15.1 of the Indenture.

      Section 18.3 No Adverse Interpretation of Other Agreements. This Agreement may not be used to interpret another pledge, security or debt agreement of the Pledgor, the Issuer or any subsidiary of any of them. No such pledge, security or debt agreement may be used to interpret this Agreement.

      Section 18.4 Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

      Section 18.5 Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

      Section 18.6 Counterpart Originals. This Agreement may be signed in two or more counterparts. Each signed copy shall be an original, but all of them together represent one and the same agreement. Each counterpart may be executed and delivered by telecopy, if such delivery is promptly followed by the original manually signed copy sent by overnight courier.

      Section 18.7 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Agreement.

      Section 18.8 Amendments, Waivers and Consents. Any amendment or waiver of any provision of this Agreement and any consent to any departure by the Pledgor from any provision of this Agreement shall be effective only if made or given in compliance with all of the terms and provisions of the Indenture necessary for amendments or waivers of, or consents to any departure by the Pledgor from any provision of the Indenture, as applicable, and neither the Collateral Agent nor any Holder shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Collateral Agent or any Holder to exercise, or delay in exercising, any right, power or privilege hereunder shall not operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

      Section 18.9 Interpretation of Agreement. Time is of the essence in each provision of this Agreement of which time is an element. All terms not defined herein or in the Indenture shall have the meaning set forth in the applicable UCC, except where the context otherwise requires. To the extent a term or provision of this Agreement conflicts with the Indenture and is not dealt with herein with more specificity, the Indenture, as the case may be, shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

      Section 18.10 Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until the payment in full of all the Obligations and all the fees and expenses owing to the Collateral Agent, (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the Holders and their respective successors, transferees and assigns.

      Section 18.11 Reinstatement. This Agreement shall continue to be effective or be reinstated if at any time any amount received by the Collateral Agent or any Holder in respect of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Pledgor or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for the Pledgor or any substantial part of its assets, or otherwise, all as though such payments had not been made.

      Section 18.12 Survival of Provisions. All representations, warranties and covenants of the Pledgor contained herein shall survive the execution and delivery of this Agreement and shall terminate only upon the full and final payment and performance by the Pledgor of the Obligations and all fees and expenses owing to the Collateral Agent.

      Section 18.13 Waivers. The Pledgor waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations, and all other notices to which the Pledgor might otherwise be entitled.

      Section 18.14 Authority of the Collateral Agent.

      (a) The Collateral Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Collateral Agent by the terms hereof, together with such powers as are reasonably incident thereto. The Collateral Agent may perform any of its duties hereunder or in connection with the Pledged Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither the Collateral Agent nor any director, officer, employee, attorney or agent of the Collateral Agent shall be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Collateral Agent and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons. The Pledgor agrees to indemnify and hold harmless the Collateral Agent, the Holders and any other Person from and against any and all costs, expenses (including the reasonable fees and disbursements of counsel (including, the allocated costs of inside counsel)), claims and liabilities incurred by the Collateral Agent, the Holders or such Person hereunder, unless such claim or liability shall be due to willful misconduct or gross negligence on the part of such Person.

      (b) The Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall be conclusively presumed to be acting as agent for the Holders with full and valid authority so to act or refrain from acting, and the Pledgor shall not be obligated or entitled to make any inquiry respecting such authority.

      Section 18.15 Resignation or Removal of the Collateral Agent. Until such time as the Obligations and all fees and expenses of the Collateral Agent shall have been paid in full, the Collateral Agent may at any time by giving written notice to the Pledgor and the Holders resign and be discharged of the responsibilities hereby created, such resignation to become effective upon

(i) the appointment of a successor Collateral Agent and (ii) the acceptance of such appointment by such successor Collateral Agent. As promptly as practicable after the giving of any such notice, the Holders shall appoint a successor Collateral Agent, which successor Collateral Agent shall be reasonably acceptable to the Pledgor. If no successor Collateral Agent shall be appointed and shall have accepted such appointment within 90 days after the Collateral Agent gives the aforesaid notice of resignation, the Collateral Agent may apply to any court of competent jurisdiction to appoint a successor Collateral Agent to act until such time, if any, as a successor shall have been appointed as provided in this Section 18.15. Any successor so appointed by such court shall immediately and without further act be superseded by any successor Collateral Agent appointed by the Holders as provided in this Section 18.15. Simultaneously with its replacement as Collateral Agent hereunder, the Collateral Agent so replaced shall deliver to its successor all documents, instruments, certificates and other items of whatever kind (including, without limitation, the certificates and instruments evidencing the Pledged Collateral and all instruments of transfer or assignment) held by it pursuant to the terms hereof. The Collateral Agent that has resigned shall be entitled to fees, costs and expenses to the extent incurred or arising, or relating to events occurring, before its replacement or removal.

      Section 18.16 Termination of Agreement; Release.

      (a) Subject to the provisions of Section 18.11 hereof, this Agreement shall terminate (i) upon full and final payment and performance of the Obligations (and upon receipt by the Collateral Agent of the Pledgor's written certification that all such Obligations have been satisfied) and payment in full of all fees and expenses owing by the Pledgor to the Collateral Agent or (ii) upon the Legal Defeasance of all of the Obligations pursuant to Section 12.2 of the Indenture (other than those surviving Obligations specified therein). At such time, the Collateral Agent shall reassign and redeliver to the Pledgor all of the Pledged Collateral hereunder that has not been sold, disposed of, retained or applied by the Collateral Agent in accordance with the terms hereof. Such reassignment and redelivery shall be without warranty by or recourse to the Collateral Agent, except as to the absence of any prior assignments by the Collateral Agent of its interest in the Pledged Collateral, and shall be at the expense of the Pledgor.

      (b) The Pledgor agrees that it will not, except as permitted by the Indenture or Section 7(a) hereof, sell or dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral; provided, however, that if the Pledgor shall sell any of the Pledged Collateral in accordance with the terms of the Indenture, including the requirement that Pledgor apply the Net Cash Proceeds, if any, of such sale in accordance with Section 10.15 of the Indenture, the Collateral Agent shall, at the request of the Pledgor and subject to requirements of Section 14.3 of the Indenture, release the Pledged Collateral subject to such sale free and clear of the Lien and security interest under this Agreement; provided further that if the sale or other disposition of Pledged Collateral is to the Issuer, subject to Section 7(a) hereof, the Collateral Agent shall at the request of the Pledgor, release that portion of the Pledged Collateral so transferred, for the sole purpose of registering the change of ownership in such Pledged Collateral.

      Section 18.17 Final Expression. This Agreement, together with any other agreement executed in connection herewith, is intended by the parties as a final expression of their Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

      Section 18.1 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; WAIVER OF DAMAGES.

      (i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE PLEDGOR IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE PLEDGOR IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED BY ANY SUCH COURT.

      (ii) THE PLEDGOR AGREES THAT THE COLLATERAL AGENT SHALL, IN ITS OWN NAME OR IN THE NAME AND ON BEHALF OF ANY HOLDER HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE PLEDGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE THE COLLATERAL AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE COLLATERAL AGENT. THE PLEDGOR AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE COLLATERAL AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE COLLATERAL AGENT. THE PLEDGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE COLLATERAL AGENT HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

      (iii) EACH OF THE PLEDGOR, THE COLLATERAL AGENT AND EACH HOLDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

      (iv) THE PLEDGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR

PROCEEDING WITH RESPECT TO THIS AGREEMENT BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PLEDGOR AT ITS ADDRESS SET FORTH IN SECTION 15.4 OF THE INDENTURE, SUCH SERVICE TO BECOME EFFECTIVE FIVE
(5) BUSINESS DAYS AFTER SUCH MAILING.

      (v) NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT OR ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE PLEDGOR IN ANY OTHER JURISDICTION.

      (vi) The Pledgor hereby agrees that neither the Collateral Agent nor any Holder shall have any liability to the Pledgor (whether sounding in tort, contract or otherwise) for losses suffered by the Pledgor in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement, or any act, omission or event occurring in connection therewith, unless it is determined by a final and nonappealable judgment of a court that is binding on the Collateral Agent or such Holder, as the case may be, that such losses were solely the result of acts or omissions on the part of the Collateral Agent or such Holder, as the case may be, constituting gross negligence or willful misconduct.

      (vii) Except as otherwise provided for in this Agreement or which are not waivable under applicable law, the Pledgor waives all rights of notice and bearing of any kind prior to the exercise by the Collateral Agent or any Holder of its rights during the continuance of an Event of Default (as defined in the Indenture) to repossess the Pledged Collateral with judicial process or to replevy, attach or levy upon the Pledged Collateral or other security for the Obligations. The Pledgor waives the posting of any bond otherwise required of the Collateral Agent or any Holder in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Pledged Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of the Collateral Agent or any Holder or to enforce by specific performance, temporary restraining order or preliminary or permanent injunction this Agreement.

      Section 18.1Acknowledgments. The Pledgor hereby acknowledges that:

      (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

      (b) neither the Collateral Agent nor any Holder has any fiduciary relationship to the Pledgor, and the relationship between the Collateral Agent and the Holders on the one hand, and the Pledgor, on the other hand, is solely that of a secured party and a creditor; and

      (c) no joint venture exists among (i) the Holders or (ii) the Pledgor and the Holders.

                           [Signature Page Follows]

      IN WITNESS WHEREOF, the Pledgor and the Collateral Agent have each caused this Agreement to be duly executed and delivered as of the date first above written.

                         PLEDGOR:

                         WG APPAREL, INC.


                         By: /s/ John K. Ziegler
                            ---------------------------
                         Name: John K. Ziegler
                         Title: Chief Executive Officer

                         COLLATERAL AGENT:

                         IBJ SCHRODER BANK & TRUST COMPANY,
                         as Collateral Agent


                         By: /s/ [illegible]
                            ---------------------------
                         Name: [illegible]
                         Title: Vice President

                                  SCHEDULE I

                                PLEDGED SHARES

                        Number of Pledged   Share Certificate     Percentage of
Issuer                  Shares              Number                Outstanding
------                  -----------------   -----------------     -------------
Willcox & Gibbs, Ltd.        16830             Vol. 2 No. 3            66%

                                   EXHIBIT A

                          FORM OF OPINION OF COUNSEL

      (i) [New Entity] is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own and to operate its properties and to carry on its business;

      (ii) All of the outstanding Capital Stock of [New Entity] has been validly authorized and issued and is fully paid and nonassessable and, to the best knowledge of such counsel after diligent inquiry, is owned by the Pledgor, directly or indirectly, free and clear of any security interest, claim, lien or encumbrance, other than the security interests created by the Pledge Agreement, and, to the best knowledge of such counsel after diligent inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of Capital Stock or other Equity Interest in [New Entity];

      (iii) (A) Pledgor has the requisite corporate power and authority to create, deliver and perfect the security interests created under the Pledge Agreement; (B) the Pledge Agreement has been duly authorized, executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor enforceable against it in accordance with its terms; (C) after giving effect to the [merger] [consolidation] [sale or transfer of all or substantially all assets], and assuming the Collateral Agent is holding the certificates representing the Pledged Collateral in the State of New York, the Pledge Agreement will create a valid and perfected security interest in the Pledged Collateral (including, without limitation, all of the Equity Interests of [New Entity]) in favor of the Collateral Agent, on behalf and for the benefit of itself, the Holders, subject to no other consensual security interest in favor of any other person, and no filings or recordings will be required in order to perfect or maintain the security interests created under the Pledge Agreement in such Pledged Collateral; and

      (iv) The consummation of the [merger] [consolidation] [sale or transfer of all or substantially all assets] does not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Pledgor, the Issuer or [New Entity] is a party by which the Pledgor, the Issuer or [New Entity] is bound or to which any of the property or assets of the Pledgor, the Issuer or [New Entity] is subject, nor will such action result in any violation of the provisions of the respective charter or by-laws of the Pledgor, the Issuer or [New Entity], nor will such action result in any violation of any application law or statute or any applicable order, rule or regulation known to us of any court or governmental agency or body having jurisdiction over the Pledgor and its subsidiaries or any of their respective properties, or (B) result in the creation of any Lien upon any other properties or assets of the Pledgor, the Issuer or [New Entity] (other than Liens created by the Pledge Agreement).

                                   EXHIBIT B

                  FORM OF CONSOLIDATED NET WORTH CERTIFICATE

The undersigned, ______________ and ______________, respectively the President and Chief Financial Officer of WG Apparel, Inc., a Delaware corporation (the "Pledgor"), certify that they are authorized to execute this Certificate in the name and on behalf of the Pledgor, and further certify as follows (capitalized terms used but not defined herein have the respective meanings assigned to them in the Pledge and Security Agreement, dated January 3, 1997 (the "Pledge Agreement"), between the Pledgor and IBJ Schroder Bank & Trust Company, as Collateral Agent):

      (d) We are familiar with the historical and current financial condition of [name of Issuer merging, consolidating or transferring assets] (the "Issuer") that proposes to [merge or consolidate with] [sell or transfer all or substantially all of its assets to] [New Entity] (the "Successor Issuer") pursuant to Section 7(a)(vii) of the Pledge Agreement.

      (e) For the purposes of this Certificate, we have reviewed other financial information and forecasts relating to the Issuer and the Successor Issuer prepared by [the management of the Issuer] [______________, the independent certified public accountants for the Pledgor] and the Successor Issuer which we believe (as to the historical financial information) fairly present the historical financial positions and results of operations of the Issuer and the Successor Issuer as of the dates and for the periods presented and (in the case of the forecasts) were based upon reasonable assumptions and provide reasonable estimations of future performance, although any forecasts are necessarily uncertain of fulfillment. We know of no facts or circumstances arising subsequent to the dates as of which such information and projections were prepared that would materially alter such conclusions.

      Based upon the foregoing, we have reached the conclusions that, after giving effect to the transactions contemplated by Section 7(a)(vii) of the Pledge Agreement and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period, the Company will be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Fixed Charged Coverage Ratio set forth in Section 10.11(a) of the Indenture.

      WITNESS the signatures of the undersigned, this _______ day of _________.


                              ________________________
                              President

                              ________________________
                              Chief Financial Officer